City of Mankato
                                 PROMISSORY NOTE

1. In return for a loan from the City of Mankato, a municipal corporation under the laws of the City of Mankato(Lender), W. Kirk Hankins (Borrower) promises to pay the principal sum of One Hundred and Fifty Thousand Dollars ($150,000.00), plus interest, to the order of the Lender, at the rate of six percent (6.0%) per year until the full amount of the principal has been paid.

2. Borrowers promise to pay is secured by a mortgage that is dated October 6, 1999.

3. Borrower shall make a payment of principal and interest to lender on the first day of each month beginning on December 1, 1999. Any principal and interest remaining on the first day of November 1, 2009, will be due on that date, which is called the maturity date.

4. Payment shall be made at City Hall, City of Mankato, 10 Civic Center Plaza, P.O. Box 3368, Mankato, MN 56002-3368, or at such place as Lender may designate in writing by notice to the Borrower.

5. Each monthly payment of principal and interest will be in the amount of $1,665.31.

6. Borrower has the right to pay the debt evidenced by this Note in whole or in part, without charge or penalty on the first day of any month. Lender shall accept prepayment on other days provided that the Borrower pays interest on the amount prepaid for the remainder of the month to the extent required by the Lender and permitted by regulations of the Secretary. If Borrower makes a partial prepayment, there will be no changes in the due date or in the amount of the monthly payment unless Lender agrees in writing to those changes.

7. If Lender has not received the full monthly payment required by the Mortgage described in paragraph 2 of this Note, by the end of fifteen calendar days after the payment is due, Lender may collect a late charge in the amount of four percent (4%) of the overdue amount of each payment.

8. If Borrower defaults by failing to pay in full any monthly payment, then Lender may require immediate payment of the full principal balance remaining due and all accrued interest. Lender may choose not to exercise this option without waiving its rights in the event of any subsequent default.

9. If Lender has required immediate payment in full, as described above, Lender may require Borrower to pay costs and expenses including reasonable and customary attorney's fees for enforcing this Note to the extent not prohibited by applicable law. Such fees and costs shall bear interest from the date of disbursement at the same rate as the principal of this Note.

10. Borrower and any other person who has obligations under this Note waive the rights of presentment and notice of dishonor. "Presentment" means the right to require Lender to demand payment of amounts due. "Notice of Dishonor" means the right to require Lender to give notice to other persons that amounts due have not been paid.

11. Any notice that must be given under this Note will be given by delivering it or by mailing it by first class mail to Borrower at the property address above or at a different address if the Borrower has given Lender notice of Borrower's different address. Any notice that must be given to Lender under this Note will be given by first class mail at the address stated in Paragraph 4 of this Note or at a different address if Borrower is given a notice of that different address.


BY SIGNING BELOW, Borrower accepts and agrees to the terms and covenants contained in this Note.


/s/ W. K. Hankins
(signature of mortgagor)


Dated this 6th day of October, 1999